Calculation of Filing Fee Tables
S-8
Magnum Ice Cream Co N.V.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	The Magnum Ice Cream Company N.V. ordinary shares of EUR3.50 each	Other	18,500,000	$ 17.14	$ 317,090,000.00	0.0001381	$ 43,790.13
Total Offering Amounts:						$ 317,090,000.00		$ 43,790.13
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 43,790.13
Offering Note
[1]	1(a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the Registration Statement to which this exhibit 107 is a part includes an indeterminable number of additional ordinary shares, nominal value EUR3.50 per share in the capital of The Magnum Ice Cream Company N.V. (the "Ordinary Shares") that may become issuable in the event of a share dividend, share split or similar transactions. 1(b) Represents Ordinary Shares reserved for issuance under The Magnum Ice Cream Company Foundation Plan for Growth. 1(c) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per unit was calculated on the basis of the average of the high (US$17.33) and low (US$16.95) market prices of Ordinary Shares quoted on the New York Stock Exchange on June 8, 2026. 1(d) Rounded up to the nearest penny.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources